Exhibit 99.1

Blueknight Energy Partners to Acquire Nine Asphalt Terminals from Ergon for $108.8 million and Ergon to Acquire Blueknight’s General Partner

•	Ergon is a Jackson, Mississippi, based private company established in 1954 involved in asphalt, crude oil and refined products terminalling, marketing and transportation

•	Transaction subject to regulatory approvals and expected to close on or before September 30, 2016

OKLAHOMA CITY, July 19, 2016 -- Blueknight Energy Partners, L.P. (NASDAQ: BKEP - Common Units) (NASDAQ: BKEPP - Series A Preferred Units) (“BKEP” or the “Partnership”), announced today that Ergon Asphalt & Emulsions, Inc., a subsidiary of Jackson, Mississippi-based Ergon, Inc. (“Ergon”), has agreed to purchase 100% of the membership interests of Blueknight GP Holding, L.L.C., which owns 100% of the outstanding membership interests of the general partner of BKEP, which owns the general partner interest and the incentive distribution rights of BKEP. Ergon also has agreed to (i) contribute nine asphalt terminals it currently owns plus $22.1 million of cash to BKEP in return for total consideration of approximately $130.9 million, which consists of the issuance of 18,312,968 Series A preferred units in a private placement, and (ii) acquire an aggregate of $5.0 million of common units for cash in a private placement. In addition, BKEP has agreed to repurchase 13,335,390 of its Series A preferred units currently owned by Blueknight Energy Holding, Inc. (“Vitol”) and CB-Blueknight, LLC (“Charlesbank” and, together with Vitol, the “Existing Sponsors”) for $95.3 million. The Existing Sponsors will retain their remaining 4,977,578 Series A preferred units. The nine terminals acquired by BKEP from Ergon are located in Wolcott, Kansas; Ennis, Texas; Chandler, Arizona; Mt. Pleasant, Texas; Pleasanton, Texas; Birmingport, Alabama; Memphis, Tennessee; Nashville, Tennessee; and Yellow Creek, Mississippi, and include approximately 2.0 million barrels of storage capacity. Once the transactions described above have closed, Blueknight will own a network of 54 asphalt terminals in 26 states with a combined capacity of 10.2 million barrels of asphalt and residual fuel oil storage.
Ergon’s purchase of Blueknight GP Holding, L.L.C., Ergon’s contribution of terminals and cash to BKEP and BKEP’s repurchase of the Existing Sponsors’ Series A preferred units is conditioned on the closing of each of the other transactions. In addition, the transactions are subject to other customary closing conditions, including expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other regulatory approvals and the distribution to holders of Series A preferred units of an information statement on Schedule 14C. Such transactions are expected to close on or before September 30, 2016. BKEP has amended its credit facility to address this change of control and has modified certain terms of the facility, the terms of which will be filed on Form 8-K with the Securities and Exchange Commission (the “SEC”).

The Conflicts Committee of the board of directors of Blueknight Energy Partners G.P., L.L.C., the general partner of BKEP, has approved Ergon’s contribution of terminals and cash to BKEP and BKEP’s repurchase of the Existing Sponsors’ Series A preferred units. Evercore served as financial advisor to the Conflicts Committee and Potter Anderson & Corroon LLP served as legal counsel to the Conflicts Committee.

Wells Fargo Securities, LLC served as exclusive financial advisor to Ergon.

Comments from BKEP CEO Mark Hurley:

“We look forward to a new era with Ergon as the future owner of our General Partner. As a long-term customer at 18 of our asphalt terminals we have admired their capabilities and expertise. We also have come to realize we share the same values to operate with discipline and integrity. The strategic combination of the two companies and the addition of nine asphalt facilities to our portfolio will create opportunities for growth and increased shareholder value over the long-term. Our two businesses offer a collection of compatible operations which further enhance and strengthen our diversification. In addition to the purchase of the General Partner from Vitol and Charlesbank and nine additional asphalt terminals, Ergon will enter into an exclusive long-term services agreement for the facilities. We expect this transaction to be immediately accretive to the Partnership generating an anticipated first year cash flow multiple in the 8-9 times range. As we move forward with the transaction, we do not anticipate our current base business or customer relationships to be impacted. We will continue to serve a variety of customers across our terminalling and transportation businesses. Vitol and Charlesbank have been instrumental in the development of our company and they have put us in the position to pursue this transformative opportunity with Ergon. Vitol, in addition to being an important strategic sponsor, is also a significant customer. We expect our customer relationship with Vitol to remain in place moving forward.”

Comments from Ergon Asphalt & Emulsions, Inc. Chairman Bill Lampton:

“Ergon has had a long-term desire to help build a world class midstream Master Limited Partnership and believes its investment in Blueknight will help achieve that goal. We believe that we are an ideal sponsor to help support and facilitate the growth of Blueknight through our experience in the ownership of pipelines, terminalling and storage facilities and other similar assets. We expect Blueknight to be a growth vehicle on its own with support from Ergon. We have also identified two additional terminals that may be dropped into Blueknight over the next couple of years. We expect that those drop downs would be of similar size to other successful acquisitions completed by Blueknight in the last 18 months. We also value the diversity of customers that Blueknight currently enjoys and will continue to encourage the development and expansion of those relationships. We do not anticipate any day-to-day changes with the overall operation of Blueknight’s business.”

Comments from Charlesbank/Vitol:

“We have valued our partnership with Blueknight but see this as a strategic opportunity for the company. Ergon has been a long-term customer for BKEP and its businesses are strategically aligned with the Partnership’s business. In addition, we at Vitol have enjoyed a long-term business relationship and would expect to continue that relationship going forward. We believe we are leaving the Partnership in capable hands and wish the company the best in the future.”
Investor Conference Call
The Partnership will discuss this transaction during a conference call on Wednesday, July 20, 2016 at 9:30 a.m. CDT (10:30 a.m. EDT). The conference call will be accessible by telephone at 1-888-347-8968. International participants will be able to connect to the conference by calling 1-412-902-4231. Participants should dial in five to ten minutes prior to the scheduled start time.

An audio replay will be available through the investors section of the Partnership's website for 30 days. Materials used during the conference call will be accessible in the Investors section of BKEP’s website at www.bkep.com on Wednesday morning.

Forward-Looking Statements

This release may include forward-looking statements. Statements included in this release that are not historical facts are forward-looking statements. These statements are based on certain assumptions made by the Partnership and its general partner based upon management's experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and its general partner believe are appropriate in the circumstances. These statements include, but are not limited to, statements about the benefits of our future relationship with Ergon and the acquisition of the asphalt terminals, statements about potential future acquisitions and our future business relationship with Vitol and other customers and objectives, expectations and intentions that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, satisfaction of the closing conditions to the transactions described above, uncertainties relating to the Partnership's future cash flows and operations, the Partnership's ability to pay future distributions, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership's filings with the SEC. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.
BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 7.4 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing, Oklahoma, Interchange, approximately 985 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 240 crude oil transportation and oilfield services vehicles deployed in Kansas, Oklahoma and Texas and approximately 8.2 million barrels of combined asphalt product and residual fuel oil storage located at 45 terminals in 23 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership's web site at www.bkep.com.
About Ergon, Inc.
Ergon, Inc. is a privately held company formed in 1954 and based in Jackson, Mississippi, with over 2,500 employees globally. Ergon and its subsidiaries are engaged in a wide range of operations that are categorized into six primary business segments which include: Refining & Marketing, Asphalt & Emulsions, Transportation & Terminalling, Oil & Gas, Real Estate and Corporate & Other. For more information, visit Ergon’s web site at www.Ergon.com.
BKEP
Investor Relations, 918-237-4032
investor@bkep.com
or
Media Contact:
Brent Gooden, 405-715-3232 or 405-818-1900

Ergon
Jim Temple
Corporate Communications Manager
601-933-3000
jim.temple@ergon.com